Exhibit 99.1

ROI ACQUISITION CORP.

RECEIVES STOCKHOLDER APPROVAL OF

ACQUISITION OF EVERYWARE GLOBAL AND

PUBLIC WARRANTHOLDER APPROVAL OF WARRANT AGREEMENT AMENDMENT

NEW YORK, NY — May 21, 2013 — ROI Acquisition Corp. (NASDAQ: ROIQ; ROIQW; ROIQU) (ROI) announced today that its stockholders approved its business combination transaction in which ROI will acquire EveryWare Global, Inc., (“EveryWare”) a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, during a special meeting in lieu of the 2013 annual meeting of stockholders held today. Approximately 98% of the shares voted by the public stockholders were voted in favor of the business combination.

In addition to approving the business combination transaction, ROI’s stockholders also approved all of the other proposals which came before the special meeting. ROI’s public stockholders holding an aggregate of 2,820,373 shares of common stock did not redeem their shares. The closing of the business combination is expected to occur as soon as practicable.

Thomas J. Baldwin, Chairman and Chief Executive Officer of ROI, who will become Vice Chairman of the Company post-transaction, said, “We are pleased with the strong reception from our shareholders and look forward to working with EveryWare to enable it to reach its full potential as a public company.”

ROI also announced today that, in connection with the business combination, its public warrantholders approved an amendment to ROI’s Warrant Agreement during the special meeting of public warrantholders held today. Approximately 80% of the outstanding public warrants were voted in favor of such amendment.

As previously disclosed, EveryWare has applied to continue to list its shares of common stock on The Nasdaq Stock Market (“NASDAQ”) under the symbol “EVRY”. EveryWare has not yet satisfied the requisite round lot holder requirement necessary for continued listing following the closing. EveryWare believes that it will be able to satisfy the round lot holder requirement promptly following the closing so as to complete its application for continued listing.

About EveryWare

EveryWare is a leading global marketer of tabletop and food preparation products for the consumer and foodservice markets, with operations in the United States, Canada, Mexico, Latin America, Europe and Asia. Its global platform allows it to market and distribute internationally its total portfolio of products, including bakeware, beverageware, serveware, storageware, flatware, dinnerware, crystal, buffetware and hollowware; premium spirit bottles; cookware; gadgets; candle and floral glass containers; and other kitchen products, all under a broad collection of widely-recognized brands. Driven by devotion to design, EveryWare is recognized for providing quality tabletop and kitchen solutions through its consumer, foodservice, specialty and international channels. EveryWare was formed through the merger of Anchor Hocking, LLC and Oneida Ltd. in March of 2012.

About ROI Acquisition Corp.

ROI Acquisition Corp. is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving ROI Acquisition Corp. and one or more businesses. ROI Acquisition Corp. is a Delaware corporation formed in 2011 and is sponsored by Clinton Group, Inc., a multi-strategy private investment firm founded in 1991. ROI’s securities are traded on NASDAQ under the ticker symbols ROIQ, ROIQW and ROIQU.

Exhibit 99.1

ADDITIONAL INFORMATION ABOUT THE TRANSACTION AND WHERE TO FIND IT

ROI has filed with the Securities and Exchange Commission (SEC) a Registration Statement on Form S-4 that includes a proxy statement and prospectus of ROI in connection with the proposed business combination and has mailed a definitive proxy statement/prospectus and other relevant documents to its stockholders and public warrantholders. ROI stockholders, public warrantholders and other interested persons are advised to read the definitive proxy statement/prospectus in connection with ROI’s solicitation of proxies for the stockholder and public warrantholder meetings to be held to, among other things, approve the business combination, because the proxy statement/prospectus contains important information about ROI, EveryWare Global, Inc. and the proposed business combination. The definitive proxy statement/prospectus was mailed to stockholders and public warrantholders of record of ROI as of April 15, 2013. Stockholders and public warrantholders may also obtain copies of the proxy statement/prospectus, without charge, at the SEC’s website at http://www.sec.gov, or by directing a request to: ROI Acquisition Corp., 601 Lexington Avenue, 51st Floor, New York, New York 10022, Attn.: Joseph A. De Perio, President.

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward looking statements include statements with respect to financial and operating performance, strategies, prospects and other aspects of the businesses of ROI, EveryWare Global, Inc. and the combined company after completion of the proposed business combination, and are based on current expectations that are subject to risks and uncertainties.

A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination Agreement and Plan of Merger for the business combination (Business Combination Agreement); (2) the outcome of any legal proceedings that may be instituted against ROI, EveryWare Global, Inc. or others following announcement of the Business Combination Agreement and transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Business Combination Agreement due to the failure of other conditions to closing in the Business Combination Agreement; (4) the ability to meet Nasdaq’s listing standards following the merger; (5) the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein; (6) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its management and key employees; (7) costs related to the proposed business combination; (8) changes in applicable laws or regulations; (9) the possibility that EveryWare Global, Inc. may be adversely affected by other economic, business, and/or competitive factors; and (10) other risks and uncertainties indicated in ROI’s definitive proxy statement/prospectus, including those under “Risk Factors” therein, and other filings with the SEC by ROI. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and ROI and EveryWare Global, Inc. undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

Josh Hochberg

Sloane & Company

(212) 446-1892

jhochberg@sloanepr.com

Erica Bartsch

Sloane & Company

(212) 446-1875

ebartsch@sloanepr.com

Connie Laux

Clinton Group, Inc.

(212) 825-0400